EXHIBIT 99.4

     Contact     Jeffery M. Jonas, MD                  Thomas Redington
                 Chief Executive Officer               203/222-7399
                 816/960-1333                          212/926-1733


                      AVAX ACCELERATING PRODUCT DATA TO FDA

            KANSAS CITY, MO JAN. 28 -- AVAX Technologies, Inc. (Nasdaq: AVXT) is supplying the US FDA with information to further characterize its experimental autologous M-VAX(TM) vaccine for treating Stage 3 melanoma, in response to a request by the FDA.

            The company said it is holding off plans to start enrollment in a pivotal multi-center trial of the vaccine until it and the FDA are satisfied that all product specifications are fully characterized.

            The company will continue all other aspects of its development plan for the pivotal clinical trial, and believes its original estimates of time for completion of the trials and for a product license application are not affected.

            Providing the requested information affords the company an opportunity to work more closely with the FDA, and may enhance the agency's review of the company's development program for its immunotherapeutic vaccines. It could also enhance the FDA's ability to determine if the company's products ultimately satisfy regulatory and statutory criteria necessary for marketing approval.

            Results of a Phase II study of the vaccine showed a three-fold increase in five-year survival rates of patients treated with M-VAX vs. surgery alone.

            M-Vax is one of several therapeutic vaccines for cancer based on the core AC Vaccine technology under development by AVAX Technologies. In addition to AC Vaccines for ovarian and other cancers, the company also currently has under research and development two series of patented compounds - topoisomerase inhibitors and novel anti-estrogens - which belong to classes of chemotherapeutic agents with clinically proven anti-cancer capabilities.

            AVAX Technologies is a development-stage biopharmaceutical company which acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

            Statements in this news release that are not strictly historical, including statements as to plans and objectives, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although AVAX Technologies believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. Factors that could cause actual results to differ materially from AVAX Technologies' expectations include, among others, the company's dependence on licenses and sponsored research agreements; the ability of the company and others to clinically develop, manufacture and market


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the company's pharmaceutical products; government regulation and approval by the
FDA of the company's products for sale in the US; the company's ability to obtain additional financing needed for manufacturing, marketing and distribution of the company's products; the company's access to and the market's acceptance of new products; a limited public market for the company's stock; possibly price volatility and illiquidity of the company's stock; as well as the risks, uncertainties, and other factors described in the company's prospectus and other documents on file with the Securities and Exchange Commission. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.
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